Exhibit 21.1

Subsidiaries of Greystone Logistics, Inc.

As of May 31, 2018, Greystone Logistics, Inc. had two wholly-owned subsidiaries: Plastic Pallet Production, Inc., a Texas corporation, and Greystone Manufacturing, L.L.C., an Oklahoma limited liability company.